Exhibit 10.15

September 28, 2024

Andrew Northwall
[          ]
[          ]

Dear Andrew:

This letter agreement (“Agreement”) memorializes that your employment with TMTG Sub Inc. f/k/a Trump Media & Technology Group Corp. (together with any of its parents, subsidiaries, or affiliates, the “Company”) has ended effective September 28, 2024 (the “Separation Date”) as a result of your voluntary resignation, i.e. termination of your employment by you without “Good Reason” (as such term is defined in your employment agreement with the Company dated December 17, 2021, as amended from time to time (“Employment Agreement”)). Notwithstanding your voluntary resignation, you and the Company have agreed to enter into the Agreement. If you sign and return to me this Agreement by no later than the 5th day after the date on which you first received a copy of this Agreement, you will be eligible to receive the Separation Pay described in Paragraph 2 below. By signing and returning this Agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below. Therefore, you are advised to consult with an attorney before signing this Agreement.

Although your receipt of the Separation Pay (as defined below) is expressly conditioned on you entering into this Agreement, the following will apply regardless of whether or not you timely sign and return this Agreement:

•
As of the Separation Date, all salary or wage payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or any applicable plan documents; provided, however, that any group health benefits you had as of the Separation Date under a Company-provided benefit plan will terminate on the last day of the month in which the Separation Date occurs, unless otherwise provided in any applicable plan documents.

•	You will receive payment for your final wages, including any accrued but unused paid time off as of the Separation Date.

•
You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Please consult the COBRA materials, to be provided under separate cover, for details regarding these benefits.

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•
You are obligated to keep confidential and not to use or disclose any and all non-public confidential information concerning the Company or the Released Parties (as defined below) that you acquired during the course of your employment with the Company, including any trade secrets or other proprietary non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted below. Notwithstanding the foregoing, nothing in this Agreement, or any other agreement between you and the Company, waives your statutory rights under the National Labor Relations Act (“NLRA”) or prohibits you from reporting possible violations of applicable law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower provisions of law. You do not need prior authorization to make such reports or disclosures and are not required to notify the Company that you have made any such report or disclosure.

•	You must return to the Company all Company Property (as defined below) as soon as possible, and no later than October 7, 2024, to:

TMTG
Attn: Jack Stout
401 N Cattlemen Rd
Suite 200
Sarasota, FL 34232

Once you have shipped all Company-issued equipment, please send the tracking number and an image of the receipt for reimbursement to [          ]@tmediatech.com

If you elect to timely sign and return this Agreement, and contingent on your continued compliance with this Agreement and all applicable post-employment obligations owed to the Company, the following terms and conditions will also apply:

1.          Full Compensation. You acknowledge and agree that: (a) you have received full and timely payment for all compensation in connection with your employment with the Company, subject to lawful deductions and tax withholdings; (b) you have been appropriately paid for all services rendered in connection with the Company; and (c) you are not otherwise entitled to any other wages, compensation, consideration, bonus, severance, expense reimbursement, equity award, or remuneration in connection with your employment with or separation from the Company.

2.            Separation Pay. In consideration of your entry into this Agreement, you will also receive:

•
the unpaid balance of your base salary for 30 days following the Separation Date, to be paid on the next regularly scheduled pay date following the effective date of this Agreement for which payroll is not already in process;

•
an additional $60,833.33, which approximately reflects two (2) months’ salary, to be paid in a lump sum, subject to lawful withholdings and deductions, on the next regularly scheduled pay date following sixty (60) days after the effective date of this Agreement.

You will also receive an additional amount of $182,500.00 reflecting approximately six (6) months of your regular wages. These funds will be paid in six (6) equal installments over fourteen (14) months following the Separation Date, in accordance with the Company’s normal payroll practices and subject to lawful withholdings and deductions. The first such installment shall be paid on the next regularly scheduled pay date following four (4) months after the Separation Date, and the last such installment shall be paid on the next regularly scheduled pay date following fourteen (14) months after the Separation Date.

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You hereby acknowledge the sufficiency of the Separation Pay and that you are not otherwise entitled to these payments.

For the avoidance of doubt, in the event that you violate or breach any of the obligations as set forth in this Agreement, or if you breach your obligations as set forth in the TMTG External Communications Policy attached hereto as Exhibit A, you shall immediately forfeit any right or entitlement to any further Separation Pay, no further Separation Pay will be paid or provided to you, and the Company may recoup any Separation Pay already paid to you.

3.            General Release of Claims. In consideration for the mutual promises and covenants set forth herein, including the Separation Pay described in Paragraph 2, which you acknowledge that you would not otherwise be entitled to receive, you, on behalf of yourself and your assigns, heirs, agents, and legal representatives, hereby fully, forever, irrevocably, and unconditionally release, remise, and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, employee benefit plans, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of, relating to, or in connection with your offer of employment or your employment with or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, and the statutes, laws, ordinances, regulations, or common laws of the State of North Carolina, including any and all claims under the North Carolina Employment Practices Act, the Retaliatory Employment Discrimination Act, the Persons with Disabilities Protection Act, the Hazardous Chemicals Right to Know Act, and claims of discrimination based upon any category protected under North Carolina law, including sickle cell trait, genetic testing and information, the use of lawful products, AIDS or HIV status, jury service, or National Guard service, all as amended and including their implementing regulations, as well as any other federal, state, or local statute(s) or other law(s) prohibiting discrimination or harassment in employment or granting rights to an employee arising out of an employment relationship, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, refusal to perform an illegal act, wrongful discharge, or torts for any and all alleged acts, omissions, or events through the date on which you sign this Agreement.

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Further, you acknowledge that the foregoing general release is an integral part of this Agreement, and such release of claims and this entire Agreement are written in plain English, understandable by you. You also represent that you have not given or sold any portion of any claim discussed in this Agreement to anyone else. Further, you waive and release the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make this release not binding. Nothing herein shall be construed to release or waive any of your rights or claims that may arise from acts or events that occur after the date on which you sign this Agreement. It is further agreed that nothing in this Agreement is intended to or shall be construed to release: (i) any claims that cannot be waived by law, such as claims for unemployment benefit rights, workers’ compensation, or healthcare continuation coverage pursuant to COBRA, or (ii) any vested benefits that you have earned or accrued as a result of your employment with the Company.

4.          Rights Not Waived. Notwithstanding any release of liability, nothing in this Agreement prevents you from filing any claim or charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency; however, you understand and agree that you are waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB, or comparable state or local agency proceeding or subsequent legal actions. In addition, nothing in this Agreement prohibits you from reporting possible violations of law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. You do not need prior authorization to make such reports or disclosures and are not required to notify the Company that you have made any such report or disclosure. Further, nothing in this Agreement is intended to prohibit you from: (a) reporting any good faith allegations of criminal conduct or unlawful employment practices to appropriate officials; (b) participating in proceedings with appropriate federal, state, or local enforcement agencies; (c) making any truthful statements or disclosures permitted or required by law; (d) requesting or receiving confidential legal advice; or (e) testifying in any administrative, legislative, or judicial proceedings concerning alleged criminal conduct, alleged sexual harassment, or any other alleged unlawful employment practices on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an appropriate agency or entity.

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5.          Return of Company Property. You confirm that you have returned to the Company all keys, files, correspondence, records (and copies thereof), customer lists, manuals, documents, equipment (including computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, tablets, etc.), computer disks, computer programs, computer data, Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including those that you developed or helped to develop during your employment, and you have not retained any copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including credit cards, telephone charge cards, cellular phone accounts, and computer accounts. You also confirm that you have provided to the Company all usernames or IDs and related passwords or other login or access information for all Company-related equipment, software, hardware, and electronic or digital programs, systems, or interfaces. The items referenced in this Paragraph shall be collectively referred to as “Company Property.” You further agree to conduct a thorough search for any and all Company Property that is stored or maintained in any personal e-mail account, laptop, cellular phone, cloud account or other electronic storage device that is in your possession, custody or control (and not that of the Company), and (i) provide copies of any and all located Company Property to the Company and, (ii) thereafter, irrevocably delete any and all such Company Property such that it and all copies thereof are no longer in your possession, custody or control. Upon request from the Company, you agree to provide a certification affirming your compliance with the terms and conditions of this Paragraph.

6.           Assignment of Work Product / Works for Hire. You acknowledge and agree that any work product prepared, conceived, or developed by you during the term of your employment with the Company, including all written documents and electronic data pertaining thereto, is and shall remain the exclusive property of the Company, and will be considered confidential and proprietary information of the Company. You agree that, when appropriate and upon written request of the Company, you will acknowledge that your work product constitutes “works for hire” and will cooperate in the filing for patents, copyrights, or trademarks with regard to any or all such work product and will sign any documentation necessary to evidence ownership of such work product in the Company. Notwithstanding the foregoing, nothing in this Agreement is intended to require assignment for inventions in violation of applicable state law, if any, which restricts the assignment of employee inventions.

7.            Confidentiality. Except as otherwise provided in this Agreement, and to the extent permitted by applicable law, you agree to keep the financial terms of this Agreement, including specifically the amount of the settlement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled or permitted to do so, any Agreement-Related Information to any persons except your spouse, your attorney, and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that you have not disclosed Agreement-Related Information as of the date you execute this Agreement, except as permitted by this Agreement. Further, you acknowledge and reaffirm that you will comply with your duties of confidentiality, including those set forth in any employment agreement or any other confidentiality/non-disclosure agreements or provisions between you and the Company or the Released Parties, and you generally agree to keep confidential all proprietary information of the Company or any of the Released Parties, its clients, and vendors that you have had access to while providing services for the Company (collectively, the “Proprietary Information”), and you agree not to use or disclose such Proprietary Information to others without the prior written permission of the Company. You also agree not to divulge to any other person or entity any information that the Company has previously indicated to you should be kept confidential either through verbal or written communications, agreements, or handbooks. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from: (i) initiating, testifying, assisting, or complying with a subpoena; (ii) participating in any manner with an investigation conducted by a local, state, or federal agency; (iii) filing or disclosing facts necessary to receive unemployment insurance benefits, Medicaid, or other public benefits to which you may be entitled; (iv) speaking with law enforcement, the EEOC, any local commission on human rights, or an attorney retained by you about any details or facts relating to any claims or actions or future claims or actions of discrimination, harassment, or retaliation which you may possess; (v) reporting possible violations of law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower provisions of law; (vi) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (vii) otherwise engaging in concerted activity protected by the NLRA, as applicable. You do not need prior authorization to make such reports or disclosures and are not required to notify the Company that you have made any such report or disclosure. However, in the event that you are compelled by law, including legal subpoena or court order, to provide information covered by this Agreement, you agree to immediately provide written notice to Scott Glabe at [          ]@tmediatech.com prior to such disclosure and will give the Company the ability to object to such disclosure, to the extent legally permissible, and you agree to fully cooperate with the Company in connection with any objection thereto.

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8.           Notice of Immunity Under the Economic Espionage Act of 1996, as amended  by the Defend Trade Secrets Act of 2016. You understand that you will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company or any affiliate for reporting a suspected violation of law, you may disclose the Company’s or an affiliate’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

9.            Cooperation. You agree that you will cooperate and timely participate with the Company to effectuate a full and orderly transition of your duties, which shall include, but not be limited to, promptly providing any credentials related to the Company (i.e., within 24 hours of any request for assistance with Company credentials), as well as promptly providing any and all information related to the Company that you were responsible for during your employment. Further, you agree that you will: (i) make yourself reasonably available to the Company to respond to requests by the Company for information, execute documents and paperwork, or complete additional tasks necessary to provide the Company with reasonable transition support and (ii) cooperate reasonably and promptly with the Company and any of the Released Parties or any of their designees in any investigation, proceeding, deposition, administrative review, court hearing, or litigation brought against the Company or any of the Released Parties by any government agency or private party pertaining to matters occurring during your employment with the Company or any of the Released Parties with respect to business issues or claims and litigation of which you have personal or corporate knowledge, or that arose in your organization or chain of command. Further, in the event that you desire access to the Company premises to provide any transition-related assistance to the Company, the Company may, in its sole discretion, permit you such access as a guest or visitor, and you agree to abide by any rules, policies, or procedures applicable to the Company’s guests or visitors.

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10.          Non-Disparagement. You agree that you will not make, either publicly or privately, verbally or in writing, any false and derogatory, disparaging, or maliciously untruthful statements about the Company or the Released Parties to any other person or entity, including to any news media outlet. You further agree not to make or post any such statements regarding the Company or the Released Parties on any sort of internet posting or social media forum, i.e. Facebook, Linkedln, Twitter, Glassdoor.com, Truth Social, or any similar internet website, app., or other online platform.

11.        Company Affiliation. You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company or any of the Released Parties, and you agree to update any directory information or social media (including, for example, LinkedIn) that indicates you are currently affiliated with the Company or any of the Released Parties.

12.          No Admission of Liability. You and the Company acknowledge and agree that nothing in this Agreement shall be construed as an admission of any liability for any claim in connection with your employment with the Company, separation from employment with the Company, or otherwise.

13.        Authority to Execute. You represent and warrant that you have the authority to execute this Agreement, and that you have not assigned, sold, transferred, or otherwise granted to any person any right related to your employment by or separation from the Company.

14.          Arbitration. The parties agree that they remain bound by Section 8 of the Employment Agreement, and that, consistent with all terms and conditions of Section 8, any dispute, controversy, or claim arising out of or relating to your relationship, employment, and/or cessation of employment with the Company, or this Agreement or the alleged breach thereof, shall be settled exclusively by final and binding arbitration before a neutral arbitrator through arbitration administered by JAMS in as set forth in your Employment Agreement. The parties agree that, notwithstanding anything to the contrary in the Employment Agreement, the venue for such arbitration shall be Sarasota, Florida.

AN	Employee Initials	SG	Company Representative Initials

15.          Waiver. The failure or delay of either party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect its or his right to enforce that provision. No single or partial waiver by either party hereto of any condition of this Agreement, or of the breach of any term, agreement, or covenant or of the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach, or inaccuracy or a waiver of any other condition, breach, or inaccuracy.

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16.         Modification / Severability. This Agreement may not be amended, modified, or terminated unless done so in writing and signed by you and the Company. If any provision contained in this Agreement is determined to be void, illegal, or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein.

17.         Current and Continuing Contractual Obligations / Entire Agreement. Except as otherwise set forth herein, and aside from any arbitration agreement or restrictive covenants or continuing obligations to the Company to which you agreed with the Company or any Released Parties that survive following or notwithstanding (or are otherwise unrelated to) the termination of your employment with the Company, including, but not limited to, the obligations set forth in the Employee Non-Disclosure/Confidentiality Agreement and Assignment of Inventions Agreement dated February 24, 2024, TMTG’s External Communications Policy dated July 25, 2022 and the obligations set forth in Section 7, Post-Employment Activities, and Section 9, Ownership Activities, contained in your Employment Agreement, all of which shall continue in full force and effect (the “Continuing Obligations”), this Agreement supersedes all prior agreements and understandings, oral or written, if any, between you and the Company with respect to the terms and conditions of your employment with the Company. You further understand and agree that in the event you violate or breach any Continuing Obligations, you shall immediately forfeit any right or entitlement to any further Separation Pay, no further Separation Pay will be paid or provided to you, and the Company may recoup any Separation Pay already paid to you.

18.          No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to you that any federal, state, local, or other tax treatment will (or will not) apply or be available to you and assumes no liability whatsoever for any potential tax consequences (including any penalties or interest related thereto) to you.

19.         Section 409A. This Agreement and the payments and benefits provided hereunder are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed, interpreted, and administered in a manner consistent with such intent. Any payment made under this Agreement will be treated as a separate payment for purposes of Section 409A.

20.          Choice of Law. The laws of the United States and the state in which you reside a of the date of this Agreement and perform services on behalf of the Company govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles.

21.         Further Assurances. Both you and the Company shall do or perform, or cause to be done or performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as the other party may reasonably request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

22.         Ethical Standards. You agree that you have been given an adequate opportunity to advise the Company and its human resources and management personnel, and have so advised such representative(s) in writing, of any facts that you are aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Company or any of its affiliated entities. You further agree that you are not aware of any existing or threatened claims, demands, charges or lawsuits that you have not disclosed in writing to the Company.

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23.          Fully Understood Agreement and Payments Received. You acknowledge and affirm that you have read and understand the foregoing Agreement and have agreed to its terms. You also hereby acknowledge and affirm the sufficiency of the consideration recited herein, and you acknowledge that you are not entitled to any further payment, compensation, or remuneration of any kind from the Company with respect to your employment with the Company.

24.          Acknowledgment. You acknowledge and agree that you: (i) have not made any claims or allegations to the Company or the Released Parties related to sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse, and (ii) have not engaged in any unlawful conduct related to the business of the Company or the Released Parties.

25.          Voluntary Agreement. You hereby represent and warrant that, prior to signing below, you have had the opportunity to consult with independent legal counsel of your choice, have read this document in its entirety, and fully or satisfactorily understand its content and effect, and that you have not been subject to any form of duress or coercion in connection with this Agreement, are completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly enter this Agreement and agree to be bound as described in this Agreement. You further represent and warrant that you have not acted in reliance upon any representation, advice, or other action of any Released Party, except as specifically set forth and provided for in this Agreement.

26.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Facsimile, scanned, and electronic signatures shall be treated as originals.

[signature page follows]

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If you have any questions about the matters covered in this Agreement, please feel free to contact me via email at [          ]@tmediatech.com.

Sincerely,

/s/ Scott Glabe

Scott Glabe
General Counsel

You must sign this Agreement no earlier than your Separation Date and no later than the 5th day after the date on which you first received a copy of this Agreement.

I hereby agree to the terms and conditions set forth above. I intend that this Agreement will become a binding agreement between me and the Company as of the date on which I sign below or on October 1, 2024, whichever is later.

/s/ Andrew Northwall

Andrew Northwall

10/3/2024

Date

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